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                                                                    EXHIBIT 10.4

                     [USA WASTE SERVICES, INC. LETTERHEAD]



June 21, 1996


Mr. Kosti Shirvanian
c/o Western Waste Industries
21061 South Western Avenue
Torrance, California 90501


Dear Kosti:

This letter amends and restates the first two paragraphs of our agreement set forth in a letter to you dated December 18, 1995 (the "Prior Letter") concerning the membership of the Board of Directors of USA Waste Services, Inc. ("USA Waste"). Those paragraphs are amended and restated to read as follows:

         In connection with the Merger Agreement between USA Waste and Western Waste Industries dated as of December 18, 1995, USA Waste agreed to cause its Board of Directors (the "Board") to be increased from nine members to 12. USA Waste also agreed that during your full time employment with USA Waste (but for not less than five years from the merger with Western), you will occupy one seat on the Board (for an initial term of three years). This letter amends the Prior Letter in that, in connection with the Merger Agreement between USA Waste and Sanifill, Inc. (the "Sanifill Merger Agreement"), you agree that in addition to your position on the Board for the same five year period one additional seat on the Board shall be occupied by an individual named by you subject to John Drury's approval (such consent not to be unreasonably withheld). Such additional director will initially be Ms. Savey Tufenkian, who will serve an initial one year term. In the event of the death, resignation or removal of one or more of such directors at any time prior to May 7, 2001, USA Waste will use its best efforts to cause the vacancy created thereby to be filled by a person or persons agreed to by you and John Drury (or the then Chairman of the Board of USA Waste if not John Drury). In addition, the Company agreed that you will be appointed to the Executive Committee of the Board.

This letter shall constitute a binding agreement as of the date hereof but the provisions hereof shall become effective only upon consummation of the Sanifill Merger Agreement. In the event that the Sanifill Merger Agreement is terminated, this agreement shall be of no force and effect from and after the date of such termination and the Prior Letter shall thereafter continue in full force and effect, without giving any effect to this agreement. Termination of this agreement shall be without liability on the part of any of the parties hereto.

If the foregoing reflects your understanding as to the matters set forth herein, please so indicate by executing a copy of this letter in the space set forth below.

                                        Very truly yours,

                                        USA WASTE SERVICES, INC.


                                        By:   /s/ JOHN E. DRURY
                                           -------------------------------------
                                             John E. Drury
                                             Chairman of the Board of Directors


AGREED TO AND ACCEPTED THIS 21ST
DAY OF JUNE, 1996.


   /s/ KOSTI SHIRVANIAN
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Kosti Shirvanian